UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2016 (September 20, 2016)

New Senior Investment Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36499	80-0912734
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 45th Floor New York, New York		10105
(Address of principal executive offices)		(Zip code)

212-479-3140

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of New Senior Investment Group Inc. (the “Company”) has appointed Mr. Bhairav Patel, 38, as Interim Chief Financial Officer and Treasurer, effective as of September 26, 2016. Mr. Patel has served as the Company’s Chief Accounting Officer since March 2016, and he will continue to serve in this role.

Mr. Patel is a Managing Director at Fortress Investment Group LLC (“Fortress”), an affiliate of the Company’s manager, FIG LLC (the “Manager”). Mr. Patel joined Fortress in 2007 and has served in various capacities within the corporate accounting and finance divisions, including as head of Fortress’s financial planning & analysis group. Prior to joining Fortress in 2007, Mr. Patel served as an accounting manager at GSC Group, a credit-based alternative investment manager. Mr. Patel received a Bachelor’s degree and Master’s degree in Commerce from the University of Mumbai, and is a Certified Public Accountant.

The Company’s officers are appointed annually by the Board of Directors. There is no arrangement or understanding between Mr. Patel and any other person pursuant to which he was appointed as an officer of the Company. There are also no family relationships between Mr. Patel and any director or executive officer of the Company. The Company has a customary indemnification agreement with Mr. Patel.

The Company’s officers are not employees of the Company and do not receive direct cash compensation for services rendered to the Company. Rather, they are employees of the Manager and are compensated by the Manager for their services to the Company as well as other entities affiliated with the Manager. Outside of the fees and compensation paid to the Manager by the Company, Mr. Patel did not have any direct or indirect material interests in any transaction with the Company or in any currently proposed transaction to which the Company is a party.

Effective as of September 26, 2016, Ms. Justine Cheng has resigned as the Company’s Chief Financial Officer and Treasurer to pursue a new professional opportunity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW SENIOR INVESTMENT GROUP INC.

Date: September 26, 2016	By:	/s/ Susan Givens
Susan Givens
Chief Executive Officer

3